[TRANSLATION]
Equity Transfer Agreement
[PARTIES]
Vendors:

Nationality: People’s Republic of China (“China” or “PRC”)

Vendor/Shareholder	Capital (ten thousand RMB)	Payment	Share Percentage (%)	Share Price (ten thousands RMB)
JiangPeiHeng	15	currency	25.86	77.58
GaoHongWu	16	currency	27.59	82.77
GuoSen	27	currency	46.55	139.65

Transferee:	Harbin Tian Di Ren Medical Science and Technology Company
(The “Transferee”)
Place of registration:	China	Authorized Officer:	Yan Qing Liu
Nationality:	China

Heilongjiang Haina Pharmaceutical, Inc., is a company registered in PRC, business license: 230199100062946, with a registered capital of 580,000 RMB. All Shareholders (“Shareholders” or “Vendors”) agree to transfer 100% stock equity to the Transferee, and the Transferee agrees to buy all such stock equity. This agreement is made by the parties pursuant to the regulation of PRC and principles of equality and mutual benefit.
Article 1. Name and share of the transferred stock equity.
All shareholders are agree to transfer 100% stock equity and related rights of registered capital of Heilongjiang Haina Pharmaceutical, Inc. (“Haina”) to Transferee in exchange for value of 3,000,000 RMB. The Vendors agree to transfer the stock equity. After the acquisition, Transferee will be vested with 100% of the stock equity of Haina and, Vendor will not own the stock equity of Heilongjiang Haina Pharmaceutical, Inc. (“Haina”) and the Transferee will own all the stock equity of Haina.
Article 2. Transfer value.
Through the negotiation, the parties agree that the fair market value and purchase price of the 100% stock equity of Haina is 3,000,000RMB; the price should be paid to the Vendors according to the list at the beginning of this Agreement.
Article 3. The time of Payment; Time limit and the Closing method.
Payment shall be made within one month of entry into this agreement with title to transfer upon receipt of appropriate government consents.

Article 4. Tax.
According to PRC law, each of the two sets of parties shall be responsible for their own taxes incurred by the transfer of shares and payment respectively.
Article 5. Arrangement of officers and workers.
After the acquisition, Mr Zhang Yukun will be the authorized officer of Haina, the managers of Haina will be appointed by the Transferee.
Article 6. Damages for Breach of Contract.
After the execution of this agreement, it is binding on the all parties.
Should either party default the breaching party shall assume responsibility for costs of the other party.
1. If the Vendors do not arrange the transfer of ownership to the Transferee, for the Vendor shall pay as damages, in accordance with the transfer of ownership, 1,200 RMB of Value as a daily penalty in the form of the reduction in the purchase price paid herein; and, if Vendors do not cause the closing for more than three months, the Transferee has the right to terminate this contract.
2. If the Transferee does not arrange for payment of funds to the vendor, the daily late payment penalty amount to the Vendor shall be 1,200 RMB penalty in the form of an increase in the purchase price paid herein; and, if Transferee does not cause the funding for a closing for more than three months, the Vendor has the right to terminate this contract.
3. If any of the parties are in any other violation, breach of contract, the other party shall be compensate for all the economic losses.
4.  The financial statements and the list of Vendors which have provided must have a real property legitimacy, fair responsible for the assignment or in the process and, if the financial situation and property inventory and the actual situation in any inaccuracies, vendor assume s the corresponding liability.
Article 7. Procedures for Dispute Resolution.
Disputes arising from or relating to the contract shall be settled through friendly consultations; if consensus can not be reached, either party has the right to files suit in the district court.
Article 8. Applicable law.
This contract shall be construed in accordance with PRC law for effectiveness, performance, interpretation, liability for breach of contract, dispute settlement.
Article 9. The commencement and termination.
The shall agreement become effective on the date that both sides have executed this agreement.
This contract shall be deemed terminated after registration change and the transferee pay equity transfer price.
Article 10. Other Matters.
1. If there are any unaddressed issues or interpretations relating to this contract, the same shall be resolved by both sides in good faith by a supplementary agreement.
2. The contract shall be executed in 4 copies, each of the Vendor, the Transferee, and two for the related government offices.
3. The contract signed by the Vendors, the Transferee or authorized representatives of the both sides on December 31, 2007 in Harbin, China.

vendor:

signature:

transferee: